Exhibit 10.21

EXHIBIT H

RETENTION PLAN

Reference is made to the Agreement and Plan of Merger dated December 20, 2013 (“Agreement”) by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Acquiror”), AIRPATROL CORPORATION, a Nevada corporation (“AirPatrol”), AIRPATROL ACQUISITION CORP. I, a Nevada corporation and a wholly owned subsidiary of Acquiror (“Merger Sub I”), AIRPATROL ACQUISITION CORP. II, a Nevada corporation and wholly owned subsidiary of Acquiror (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, as a representative of the shareholders of AirPatrol (“Shareholder Representative”).   Capitalized terms used in this Retention Plan (“Retention Plan”) and not otherwise defined herein shall have the same respective meanings used in the Agreement.

Under this Retention Plan, the Acquiror shall provide the following incentive compensation to executive and non-executive employees of AirPatrol in accordance with the following terms and conditions:

1.

The administrator of the 2011 Employee Stock Incentive Plan (the “Plan”) of the Acquiror shall grant four-year vesting option awards under the Plan for the purchase of up to 600,000 shares of common stock of the Acquiror to the employees of AirPatrol set forth below with exercise prices equal to the fair market value of shares on the date of grant, such options to be granted within 20 days following the Closing and to vest in 48 monthly installments measured from the Closing Date.  The foregoing awards shall be allocated among such employees based upon the non-binding recommendation of AirPatrol’s management, subject to approval by the board of directors of the Acquiror.  Such options will be granted to the following persons:

Cleve Adams	300,000
Guy Levy-Yurista	150,000
Sage Osterfeld	50,000
Bobby Hernandez	50,000
Other Employees TBD	50,000

2.

The following employees shall be granted the opportunity to receive bonuses in the aggregate amount of up to $1,000,000 of the Earnout Payment (if any) to be paid by Acquiror, in the form of Earnout Stock and cash in the same proportion thereof to which the AirPatrol Shareholders may be entitled under the Agreement, such bonuses to be as adjusted pursuant to Section 1.7.8 of the Agreement and subject to the terms and conditions set forth therein (such aggregate amount, the “Bonus Pool”), and provided that in all events any payment of the Bonus Pool under this Retention Plan shall be made during 2015.  The Bonus Pool shall be allocated to the employees as follows:

Employee	Percentage of Bonus Pool

Cleve Adams	40%
Guy Levy-Yurista	25%
Sage Osterfeld	10%
Bobby Hernandez	10%
Tim Thompson	3.75%
Mark Bauer	3.75%
Fred Bosch	3.75%
Mark Wilson	3.75%

The obligation of Acquiror to pay the Earnout Payment-related incentive compensation set forth in this paragraph 2 to any particular employee is expressly conditioned upon either (a) the employee being employed by AirPatrol (or Acquiror or any of Acquiror’s affiliates) on the date on which the Earnout Payment (if any) is payable to the AirPatrol Shareholders or (b) such employee’s employment having been terminated by AirPatrol (or Acquiror or an affiliate of Acquiror) without Cause (as defined below) after the Closing and prior to such date.  In the event that one or more of the foregoing employees is ineligible to receive his or her allocation of the Bonus Pool as indicated above, the amount that would otherwise be paid to such individual(s) shall be reallocated pro rata among the remaining employees listed above who remain eligible to receive their allocations, in accordance with the respective percentages of the Bonus Pool to which such remaining employees are entitled.

For purposes of the Retention Plan, “Cause” shall have the meaning, as to a particular Retention Plan participant, ascribed to such term in such participant’s employment or similar agreement with AirPatrol or any of its affiliates then in effect or, if there is no such agreement (or such agreement does not define such term, “Cause” shall mean the existence or occurrence of any of the following (in each case, so long as AirPatrol has given such participant written notice describing the Cause and such participant has not cured such Cause within a reasonable time (no less than 30 days)):

(a)

Such participant’s conviction for or pleading of nolo contendre to any felony.

(b)

Such participant’s misappropriation of material AirPatrol assets.

(c)

Such participant’s willful violation of an AirPatrol lawful policy or a lawful directive of the AirPatrol board of directors previously delivered to him in writing.

(d)

Such participant’s material breach of his obligations set forth in a written agreement between AirPatrol and such participant.

(e)

Any willful neglect or material breach by such participant of duty to AirPatrol.

3.

Cleve Adams, the Chief Executive Officer of AirPatrol, shall receive:

a.

$300,000 of the Cash Merger Consideration at Closing;

b.

120,000 shares of common stock of Acquiror out of the Stock Merger Consideration at Closing; and

c.

an amount equal to three percent (3.0%) of the Earnout Payment (if any), in the form of Earnout Stock and cash in the same proportion thereof to which the AirPatrol Shareholders may be entitled under the Agreement, when due and as adjusted pursuant to Section 1.7.8 of the Agreement.

d.

For clarity, the amounts provided in this paragraph 3 are in addition to any amount of the Bonus Pool that Mr. Adams may be entitled to receive pursuant to paragraph 2 above.

4.

Guy Levy-Yurista, the Chief Technology Officer of AirPatrol, shall receive:

a.

$150,000 of the Cash Merger Consideration at Closing;

b.

60,000 shares of common stock of Acquiror out of the Stock Merger Consideration at Closing; and

c.

an amount equal to six hundred thousand dollars ($600,000) of the Earnout Payment (if any), in the form of Earnout Stock and cash in the same proportion thereof to which the AirPatrol Shareholders may be entitled under the Agreement, when due pursuant to Section 1.7.8 of the Agreement, provided that the minimum $3,500,000 of AirPatrol Net Income stipulated in Section 1.7.8 is met or exceeded.

d.

For clarity, the amounts provided in this paragraph 3 are in addition to any amount of the Bonus Pool that Mr. Levy-Yurista may be entitled to receive pursuant to paragraph 2 above.

5.

For clarity,

a.

the option awards to be granted Acquiror as described in paragraph 1 above shall be apart from and in addition to any Merger Consideration paid by Acquiror under the Merger Agreement;

b.

the compensation referenced in paragraphs 2, 3(c) and 4(c) above shall be taken out of the Earnout Payment (if any) due and payable by Acquiror, and if no Earnout Payment is due, no compensation will be paid pursuant to these paragraphs;

c.

the obligation of Acquiror to pay the Earnout Payment-related incentive compensation set forth in paragraphs 2, 3(c) and 4(c) above with respect to each employee is expressly conditioned upon such employee’s continued employment in their current capacity on the date on which the Earnout Payment (if any) is due, in addition to further eligibility requirements as the board of directors approve;

d.

the compensation referenced in Sections 3(a), 3(b), 4(a) and 4(b) shall be paid out of Merger Consideration due at Closing.

6.

All share amounts in this Exhibit H shall be appropriately adjusted for any stock splits, consolidations or changes in capitalization of Acquiror occurring after the date of the Agreement and prior to the issuance of said shares to the recipient of incentive compensation.

7.

All compensation payable pursuant to this Retention Plan shall be subject to applicable tax withholding and authorized deductions.  It is intended that any amounts payable under this Retention Plan shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code so as not to subject any plan participant to payment of any additional tax, penalty or interest imposed under Section 409A.  The provisions of this Retention Plan shall be construed and interpreted consistent with that intent.